Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Corporation Announces Third Quarter 2016 Financial Results

Company Raises 2016 Net Sales Guidance

San Clemente, CA — November 10, 2016 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the third quarter ended September 30, 2016.  Key highlights include:

•      Achieved 56% net sales growth to $29.6 million in the third quarter of 2016, compared to $19.0 million in the third quarter of 2015

•      Reported net income of $1.2 million, or $0.03 per diluted share, in the third quarter of 2016, compared to a net loss of $2.1 million, or a loss of $0.07 per diluted share, in the third quarter of 2015

•      Raised 2016 net sales guidance to a range of $109 million to $111 million from the prior guidance range of $105 million to $107 million

“The third quarter of 2016 marks our 13th consecutive quarter of at least 40% year-over-year net sales growth, illustrating the growing demand for our flagship iStent® Trabecular Micro-Bypass Stent,” said Thomas Burns, Glaukos president and chief executive officer.  “We believe these latest results are a reflection of the reliable and sustained IOP-lowering performance iStent provides to manage glaucoma using a procedure with an exceptional safety profile.  Moving forward, we are focused on continuing to drive iStent adoption, to expand our market potential with next-generation glaucoma technologies and to extend our reach and penetration into key international markets.”

Third Quarter 2016 Financial Results

Net sales rose 56% in the third quarter of 2016 to $29.6 million, compared to $19.0 million in the same period in 2015.  The growth primarily reflected increased iStent utilization across the company’s expanding customer base.

Gross margin for the third quarter of 2016 was approximately 87%, compared to approximately 83% in the same period in 2015.  The company’s ability to leverage its fixed manufacturing costs and intangible asset amortization relative to its higher sales contributed to the increase in gross margin in the third quarter, along with the 2016-2017 suspension of the medical device excise tax under the PATH (Protecting Americans from Tax Hikes) Act.

Operating expenses for the third quarter of 2016 were $24.7 million, up 42% compared to $17.4 million in the same period of 2015.  Growth in operating expenses continues to reflect the company’s ongoing investment in, and expansion of, its global infrastructure by adding foreign subsidiaries and increasing domestic sales, marketing and administrative personnel and expenses.

Income from operations was $1.0 million in the third quarter of 2016, compared to a loss from operations of $1.7 million in the third quarter of 2015.  Net income in the third quarter of 2016 was $1.2 million, compared to a net loss of $2.1 million in the third quarter of 2015.  Diluted net income per share for the third quarter of 2016 was $0.03, compared to a diluted net loss per share of $0.07 in the third quarter of 2015.

2016 Revenue Guidance

The company raised its 2016 net sales guidance to a range of $109 million to $111 million from its prior guidance of $105 million to $107 million.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the results.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 866-393-4306 (U.S.) or 734-385-2616 (international) and enter Conference ID 95509662.  A replay of the webcast will be archived on the company’s website following completion of the call and will be available until February 10, 2017.

About Glaukos

Glaukos Corporation (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.  Important information about the risks and benefits of our products is available on our website at www.glaukos.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including the company’s revised revenue guidance for 2016.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation.  These potential risks and uncertainties include, without limitation, uncertainties about our ability to maintain profitability; our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance both in the United States and internationally of our products; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which we expect to file on or before November 14, 2016. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$29,577	$19,004	$81,225	$51,424
Cost of sales	3,886	3,319	11,366	9,394
Gross profit	25,691	15,685	69,859	42,030
Operating expenses:
Selling, general and administrative	16,854	11,237	44,262	31,569
Research and development	7,807	6,173	21,824	18,752
Total operating expenses	24,661	17,410	66,086	50,321
Income (loss) from operations	1,030	(1,725)	3,773	(8,291)
Other income (expense), net
Interest and other income	314	10	935	10
Loss on deconsolidation of DOSE	—	—	—	(25,685)
Loss on extinguishment of debt	—	(195)	—	(195)
Interest and other expense, net	(45)	(178)	(223)	(740)
Change in fair value of stock warrant liability	—	31	43	(1,130)
Total other income (expense), net	269	(332)	755	(27,740)
Income (loss) before taxes	1,299	(2,057)	4,528	(36,031)
Provision for income taxes	140	—	140	—
Net income (loss)	1,159	(2,057)	4,388	(36,031)
Net loss attributable to noncontrolling interest	—	—	—	(1,080)
Net income (loss) attributable to Glaukos Corporation	$1,159	$(2,057)	$4,388	$(34,951)
Basic net income (loss) per share attributable to Glaukos Corporation stockholders	$0.03	$(0.06)	$0.13	$(2.78)
Diluted net income (loss) per share attributable to Glaukos Corporation stockholders	$0.03	$(0.07)	$0.12	$(2.78)
Weighted average shares used to compute basic net income (loss) per share attributable to Glaukos Corporation stockholders	33,116	32,006	32,691	12,551
Weighted average shares used to compute diluted net income (loss) per share attributable to Glaukos Corporation stockholders	37,023	32,013	36,259	12,551

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,988	$21,572
Short-term investments	88,615	69,552
Accounts receivable, net	11,747	7,549
Inventory	6,453	4,097
Prepaid expenses and other current assets	2,708	1,290
Restricted cash	80	80
Total current assets	114,591	104,140
Property and equipment, net	6,994	2,154
Intangible assets, net	7,479	10,218
Deposits and other assets	188	149
Total assets	$129,252	$116,661

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,714	$3,626
Accrued liabilities	11,048	7,793
Long-term debt, current portion	3,039	8,931
Deferred rent	40	12
Total current liabilities	18,841	20,362
Long-term debt, less current portion	—	765
Stock warrant liability	—	105
Other liabilities	208	238
Total liabilities	19,049	21,470

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized at September 30, 2016 and December 31, 2015; no shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 150,000 shares authorized at September 30, 2016 and December 31, 2015; 33,337 and 32,209 shares issued and 33,309 and 32,181 shares outstanding at September 30, 2016 and December 31, 2015, respectively	33	32
Additional paid-in capital	302,678	291,853
Accumulated other comprehensive (loss) income	(151)	51
Accumulated deficit	(192,225)	(196,613)
	110,335	95,323
Less treasury stock (28 shares as of September 30, 2016 and December 31, 2015)	(132)	(132)
Total stockholders’ equity	110,203	95,191
Total liabilities and stockholders’ equity	$129,252	$116,661

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